Prospectus Supplement	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated August 18, 2006)	Registration No. 333-136726

ADVANCED MEDICAL OPTICS, INC.

$500,000,000

3.25% Convertible Senior Subordinated Notes due 2026

and

Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement supplements the prospectus dated August 18, 2006, relating to the resale by certain of our securityholders of up to $500,000,000 aggregate principal amount at maturity of our 3.25% Convertible Senior Subordinated Notes due 2026 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The information appearing under the heading “Selling Securityholders” in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

Name of Selling Securityholder	Amount of Notes Offered Hereby	Percentage of Aggregate Principal Amount of Notes Outstanding	Number of Shares of Common Stock Owned (1) (2)	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (3)
Aristeia International Limited (4)	33,000,000 (5)	6.6%	553,644	553,644	**
Aristeia Partners LP (6)	4,500,000 (7)	*	75,497	75,497	**
Arkansas PERS (8)	725,000	*	12,163	12,163	**
AstraZeneca Holdings Pension (9)	95,000	*	1,594	1,594	**
Banc of America Securities LLC (10) (11)	1,236,000	*	(12)	20,736	**
Bank of America Pension Plan (13)	2,500,000	*	41,943	41,943	**
Boilermakers Blacksmith Pension Trust (14)	975,000	*	16,358	16,358	**
Calamos Convertible Fund – Calamos Investment Trust (15) (16)	7,100,000	1.4%	297,688	119,117	**
Calamos Strategic Total Return Fund (15) (16)	15,000,000	3.0%	251,657	251,657	**
CC Arbitrage Ltd. (17) (18)	1,000,000	*	16,777	16,777	**
Delaware PERS (19)	500,000	*	8,389	8,389	**
Delta Airlines Master Trust (20)	175,000	*	2,936	2,936	**
FPL Group Employees Pension Plan (21)	285,000	*	4,781	4,781	**
Froley Revy Alternative Strategies	500,000	*	8,389	8,389	**
HFR CA Select Fund (22)	1,500,000	*	25,166	25,166	**
ICI American Holdings Trust (23)	175,000	*	2,936	2,936	**
Institutional Benchmark Series Ltd., c/o Zazove Associates, LLC (22)	1,500,000	*	25,166	25,166	**
JPMorgan Securities Inc. (10)	11,500,000	2.3%	192,937	192,937	**
Kettering Medical Center Funded Depreciation Account (15) (24)	85,000	*	(35)	1,426	**
Nuveen Preferred & Convertible Income Fund JPC (25)	2,400,000	*	40,265	40,265	**
Nuveen Preferred & Convertible Income Fund JQC (26)	3,375,000	*	56,623	56,623	**
Prudential Insurance Co. of America (18) (27)	45,000	*	755	755	**
Redbourn Partners Ltd. (13)	7,500,000	1.5%	125,828	125,828	**
Royal Bank of Canada (18)	5,000,000	1.0%	83,886	83,886	**
San Diego County Employee Retirement Assn. (22)	2,500,000	*	41,943	41,943	**
Silvercreek II Limited	6,560,000 (28)	1.3%	(29)	110,058	**

Name of Selling Securityholder	Amount of Notes Offered Hereby	Percentage of Aggregate Principal Amount of Notes Outstanding	Number of Shares of Common Stock Owned (1) (2)	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (3)
Silvercreek Limited Partnership	10,440,000 (30)	2.1%	(31)	175,153	**
State of Oregon Equity (32)	2,050,000	*	34,393	34,393	**
Syngenta AG (33)	125,000	*	2,097	2,097	**
Waterstone Market Neutral MAC 51, Ltd. (34)	1,871,000	*	31,390	31,390	**
Waterstone Market Neutral Master Fund, Ltd. (34)	3,129,000	*	52,496	52,496	**
Yield Strategies Fund I, L. P. (13)	2,500,000	*	41,943	41,943	**
Zazove Convertible Arbitrage Fund L.P. (22)	5,000,000	1.0%	83,886	83,886	**
Zazove Hedged Convertible Fund L.P. (22)	3,500,000	*	58,720	58,720	**
All other holders of notes or future transferees pledges, donees, assignees, or successors of any such holders (36)	5,260,000	1.1%	88,248	88,248	**
Total	$500,000,000	100.0%	—	8,388,550 (37)	3.5% (38)

*	Represents less than 1% of the notes outstanding.
**	Represents less than 1% of the common stock outstanding.

(1)     Assumes conversion of all of the holder’s notes at a conversion rate of 16.7771 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes — Conversion Rights — Make Whole Amount” and “Description of the Notes — Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. With respect to each $1,000 principal amount of notes surrendered for conversion, we will deliver the conversion value to holders as follows: (1) an amount in cash (the “principal return”) equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) $1,000, and (2) if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in shares (the “net shares”) equal to such aggregate conversion value, less the principal return. The number of net shares to be delivered will be determined as described in the prospectus.

(2)     Includes shares of common stock issuable upon conversion of the notes in addition to any other shares of common stock identified to us by the selling securityholder as owned by it. See footnote (1).

(3)     Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 59,502,610 common shares outstanding as of September 5, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.

(4)     Aristeia Capital LLC, the investment manager for the selling securityholder, has dispositive power over the notes and voting and dispositive power over the shares of common stock underlying the notes held by this selling securityholder. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella and William Techar.

(5)	Includes $26,840,000 aggregate principal amount of notes previously reflected in the prospectus dated August 18, 2006.

(6)     Aristeia Advisors LLC is the general partner of Aristeia Partners LP. Aristeia Advisors LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella and William Techar.

(7)	Includes $3,660,000 aggregate principal amount of notes previously reflected in the prospectus dated August 18, 2006.

(8)    The selling securityholder has indicated that Hare and Co. is the registered holder of the registrable securities, and Ann Houlihan, the chief compliance officer of Froley Revy Investment Company Inc., the investment advisor of the selling securityholder, has dispositive power over the notes and voting and dispositive power over the shares of common stock underlying the notes held by this selling securityholder.

(9)	The selling securityholder has indicated that Fuelship and Co. is the registered holder of the registrable securities.

(10)   The selling securityholder has identified itself as a broker-dealer. Each such selling securityholder has informed us that: (1) such selling securityholder purchased its notes in the ordinary course of business, and (2) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, written or otherwise, with any person to, directly or indirectly, distribute the notes.

(11)   The selling securityholder has indicated that Bank of America Corporation, its direct parent, has dispositive power over the notes and voting and dispositive power over the shares of common stock underlying the notes held by this selling securityholder. The selling securityholder was a joint book runner in the initial offering of the notes.

(12)   The selling securityholder has indicated that it beneficially owns $195,000 aggregate principal amount of our 2.50% Convertible Senior Subordinated Notes due 2024 (the "2.50% Notes") and $3,500,000 aggregate principal amount of our 1.375% Convertible Senior Subordinated Notes due 2025 (the "1.375% Notes"). The initial conversion rate of the 1.375% Notes is 21.0084 shares of common stock per $1,000 principal amount at maturity of the 1.375% Notes, subject to adjustment as described in the prospectus and the indenture relating to the 1.375% Notes. The initial conversion rate of the 2.50% Notes is 19.9045 shares of common stock per $1,000 principal amount at maturity of the 2.50% Notes, subject to adjustment as described in the prospectus and the indenture relating to the 2.50% Notes. With respect to each $1,000 principal amount of 1.375% Notes surrendered for conversion, we will deliver the conversion value to the selling securityholder as follows: (1) an amount in cash (the “principal return”) equal to the lesser of (a) the aggregate conversion value of the 1.375% Notes to be converted and (b) $1,000, and (2) if the aggregate conversion value of the 1.375% Notes to be converted is greater than the principal return, an amount in shares (the “net shares”) equal to such aggregate conversion value, less the principal return. The number of net shares to be delivered will be determined as described in the prospectus and the indenture relating to the 1.375% Notes. As a result of our irrevocable election to satisfy in cash our conversion obligation with respect to the principal amount of any 2.50% Notes converted after December 15, 2004, on conversion, the selling securityholder will receive (A) a cash amount equal to the aggregate principal amount of the 2.50% Notes to be converted, and (B) a number of shares of common stock equal to (i) the aggregate principal amount of 2.50% Notes to be converted divided by 1,000 and multiplied by (ii)(a) the conversion rate with respect to the 2.50% Notes then in effect minus (b) $1,000 divided by the applicable stock price (as defined in the prospectus and the indenture relating to the 2.50% Notes). As of the date hereof, neither our 2.50% Notes nor our 1.375% Notes are convertible, and the 2.50% Notes and the 1.375% Notes will only become convertible upon the occurrence of specified events set forth in the respective indentures relating to such notes.

(13)   The selling securityholder has indicated that Alex Lach, Portfolio Manager of Camden Asset Management, L.P., the investment advisor of the selling securityholder, has dispositive power over the notes and voting and dispositive power over the shares of common stock underlying the notes held by this selling securityholder.

(14)  The selling securityholder has indicated that Kane and Co. is the registered holder of the registrable securities, and Ann Houlihan, the Chief Compliance Officer of Froley Revy Investment Company Inc., the investment advisor of the selling securityholder, has dispositive power over the notes and voting and dispositive power over the shares of common stock underlying the notes held by this selling securityholder.

(15)   Calamos Advisors LLC, the investment advisor to the selling securityholder, has dispositive power over the notes and voting and dispositive power over the shares of common stock underlying the notes held by this selling securityholder.

(16)	The selling securityholder has indicated that Bank of New York is the registered holder of the registrable securities.

(17)   Castle Creek Arbitrage LLC, the investment manager for the selling securityholder, has dispositive power over the notes and voting and dispositive power over the shares of common stock underlying the notes held by this selling securityholder. Daniel Asher and Allan Weine are the managing members of Castle Creek Arbitrage LLC. Castle Creek Arbitrage LLC and Messrs. Asher and Weine disclaim beneficial ownership of the notes and the shares of common stock underlying the notes held by this selling securityholder.

(18)   The selling securityholder has identified itself as an affiliate of a broker-dealer. Each such selling securityholder has informed us that: (1) such selling securityholder or its affiliate purchased its notes in the ordinary course of business, and (2) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, written or otherwise, with any person to, directly or indirectly, distribute the notes.

(19)   The selling securityholder has indicated that Nap and Co. is the registered holder of the registrable securities, and Ann Houlihan, the Chief Compliance Officer of Froley Revy Investment Company Inc., the investment advisor of the selling securityholder, has dispositive power over the notes and voting and dispositive power over the shares of common stock underlying the notes held by this selling securityholder.

(20)	The selling securityholder has indicated that Kane and Co. is the registered holder of the registrable securities.
(21)	The selling securityholder has indicated that Mac and Co. is the registered holder of the registrable securities.

(22)   The selling securityholder has indicated that Gene Pretti, Chief Financial Officer of Zazove Associates, LLC, the investment advisor of the selling securityholder, has dispositive power over the notes and voting and dispositive power over the shares of common stock underlying the notes held by this selling securityholder.

(23)	The selling securityholder has indicated that Northman and Co. is the registered holder of the registrable securities.
(24)	The selling securityholder has indicated that Merrill Lynch is the registered holder of the registrable securities.
(25)	The selling securityholder has indicated that Microdock and Co. is the registered holder of the registrable securities.
(26)	The selling securityholder has indicated that Buoy Anchor and Co. is the registered holder of the registrable securities.
(27)	The selling securityholder has indicated that Ifpco and Co. is the registered holder of the registrable securities.
(28)	Includes $6,240,000 aggregate principal amount of notes previously reflected in the prospectus dated August 18, 2006.

(29)   The selling securityholder has indicated that it beneficially owns $4,942,000 aggregate principal amount of our 2.50% Notes. See footnote (12) with respect to the number of shares of common stock, if any, issuable upon conversion of 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(30)	Includes $9,760,000 aggregate principal amount of notes previously reflected in the prospectus dated August 18, 2006.

(31)   The selling securityholder has indicated that it beneficially owns $7,824,000 aggregate principal amount of 2.50% Notes. See footnote (12) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes.

(32)   The selling securityholder has indicated that Westcoast and Co. is the registered holder of the registrable securities, and Ann Houlihan, the Chief Compliance Officer of Froley Revy Investment Company Inc., the investment advisor of the selling securityholder, has dispositive power over the notes and voting and dispositive power over the shares of common stock underlying the notes held by this selling securityholder.

(33)	The selling securityholder has indicated that Reelbare and Co. is the registered holder of the registrable securities.

(34)   The selling securityholder has indicated that Shawn Bergerson, the Chief Executive Officer of Waterstone Capital Management, L.P., the investment advisor of the selling securityholder, has dispositive power over the notes and voting and dispositive power over the shares of common stock underlying the notes held by this selling securityholder.

(35)   The selling securityholder has indicated that it beneficially owns $105,000 aggregate principal amount of 2.50% Notes. See footnote (12) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes.

(36)	Information about other selling securityholders will be set forth by prospectus supplement, if required.

(37)    Represents the number of shares of common stock into which $500,000,000 aggregate principal amount of notes would be convertible at the conversion rate described in footnote (1) above.

(38)   Represents the amount which the selling securityholders may sell under this prospectus divided by the sum of the common stock outstanding as of September 5, 2006, plus the 8,388,550 shares of common stock into which the $500,000,000 aggregate principal amount of notes is initially convertible, without giving effect to adjustments that may result from payment of any make whole amount as described under “Description of the Notes — Conversion Rights — Make Whole Amount.” See footnote (1) above.

Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section of the accompanying prospectus beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 11, 2006.

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